Exhibit 10.3

SENIOR MANAGEMENT

VARIABLE COMPENSATION PLAN

Fiscal Year 2005 Plan Document

PEMSTAR Inc.

Management Variable Compensation Plan

Section 1. General Purpose of the Plan

The purpose of this plan is to focus efforts on achievement of strategic, financial, business, and other performance objectives which are critical to the success of PEMSTAR; to provide participants the opportunity to earn significant awards, commensurate with performance; and to more closely couple total compensation (salary plus variable) to the financial results of the company, leading to the creation of value for the Company’s shareholders. No employment contract is implied by participation in the Plan. The Plan does not change the “at will” nature of each Participant’s employment relationship with PEMSTAR.

Section 2. Definitions

Definitions as used in the Plan are:

a.	“Affiliate” means any legal entity owned or controlled by the Company.

b.	“Board” means the Board of Directors of the Company.

c.	“Compensation Committee” means the Board committee responsible for approval of the PEMSTAR Management Variable Compensation Plan.

d.	“CEO” means the Chief Executive Officer duly elected by the Board.

e.	“Company” means PEMSTAR Inc., a corporation organized under the laws of the State of Minnesota.

f.	“Employee” means any full-time employee of the Company or it’s Affiliates, whether or not an officer or member of the Board, but excluding any temporary employee and any person serving the Company only in the capacity of a member of the Board.

g.	“Participant” means an Employee who is eligible to participate in the Plan.

h.	“Plan” means the PEMSTAR Management Variable Compensation Plan.

i.	“Plan Year” means the applicable fiscal year of the company.

Section 3. Administration

The overall plan objectives and performance goals are established and approved by the Compensation Committee of the Board of Directors before the end of the first quarter of the fiscal year.

The objectives for participants below the direct reports to the CEO require Executive Committee Approval to:

•	Integrate objectives into the Company operating plan
•	Guard against conflicting objectives
•	Help to assure consistency in degree of difficulty

The CEO has the final approval for plan objectives over all participants other than himself.

Section 4. Eligibility and Participation

The positions and employees eligible to participate in the Plan shall be selected at the sole discretion of the Compensation Committee and Executive Officers.

The positions identified for participation in the Plan are considered “Qualifying Positions”. An employee must be in a Qualifying Position by March 31st in order to be eligible for the fiscal year Plan beginning the preceding April 1st. Other requirements include:

a)	Participants must also work at least 1,000 hours in a Qualifying Position in the Plan Year and be employed at the time of the Plan payout to be eligible for a payout.

b)	If services in the Qualifying Position commence after the adoption of the Plan, the participant may be eligible to receive a payout that is proportionately adjusted based on the period of actual service in the Qualifying Position during the Plan Year.

c)	Participants resigning or terminating (regardless of cause) before the date of the Plan’s payout are not eligible for a payout.

d)	Participants who are otherwise eligible for a payout under the Plan, but who work less than full time during the Plan Year (e.g., due to a personal leave, but not due to illness), would earn a proportionately reduced payout. “Full time” employment for the purposes of this Plan is defined as an employee who averages 40 or more hours per week (in limited circumstances full time regular employees averaging 30 or more hours per week may be eligible) and who maintains continuous regular employment status.

e)	Employees eligible for other variable compensation (i.e. commissions) are not eligible to participate in the Plan.

The CEO must approve any waivers to the eligibility and participation rules listed above.

Section 5. Establishing Plan Objectives and Performance Measures

The major emphasis of the Plan objectives is achieving financial results. The financial objectives for the Plan Year include:

•	Return On Invested Capital (ROIC)

•	Gross Profit

•	Total Gross Profit

•	Manufacturing

•	Development

•	Automation and Test

•	Revenue

The objectives are established and approved for the following Groups:

Executive Management

•	Section 16 Officers

•	Regional Executive Management

•	Industry Executive Management

Senior Management (Director Level and Above)

•	Site Management

•	Functional Management

•	Other Management

Achieving the ROIC target is a minimum threshold for earning an award under the plan. Additional, individualized targets may also apply. For any payout to occur the corporate ROIC target must first be met.

Each group will have specific goals at the corporate level tailored to their area of responsibility. Each goal will have an assigned weighting and the sum of the relative weightings of the objectives must equal 100% (See Attachment A for the Fiscal-Year 2005 payout matrix).

Section 6. Award Opportunities

The Management Variable Compensation (MVC) target payment for Participants is expressed as a percentage of the available bonus pool. The percentage is determined at the beginning of the Plan Year and is based on scope of responsibility and profit impact of the position. Incentive payments vary above and below the target percent based on the financial results in comparison to the established objectives.

Each year the Company will define the following Plan Components:

1.	Performance Period

2.	Participants eligible to receive an Award

3.	Performance Measures for each participant or groups of participants

4.	Relative weight accorded each Performance Measure

5.	Target Performance Levels for each Performance Measure

6.	Threshold Award and Target Award for each Participant

Section 7. Determining the Payout

Payouts are based on five factors: 1) Scope of responsibility (job level and business area responsibility), 2) Degree to which objectives are met, 3) MVC target percentage, 4) Percentage of time worked during the Plan Year, and 5) number of eligible Participants in the Plan. To be eligible for any payout, the employee must be, at a minimum, meeting the performance expectations for their job.

Each year the Corporation will establish a minimum award threshold or “hurdle rate” that represents the level of performance below which no award is to be paid. Payouts will be made in cash within 90 days of the end of the Plan Year (the “Payout Date”), expected to be on or before June 30.

The Committee may, in it’s sole discretion provide Participants the opportunity to elect to defer the payment of any Bonus under the Plan in a manner to be determined.

Section 8. Relationship to Company Sponsored Retirement Savings Plan (401K)

Payout to a U.S. based participant in the Management Variable Compensation Plan is excluded from total compensation for the purpose of calculating the Company’s contribution to the employee’s 401K plan.

Payout to a U.S. based participant in the Management Variable Compensation Plan is excluded from total compensation for the purpose of calculating the Employee’s contribution to the employee’s 401K plan.

Section 9. Extraordinary Events

The Compensation Committee, in its discretion, may adjust the basis upon which performance is measured to reflect the effect of significant changes that include, but are not limited to, unbudgeted acquisitions/divestitures, unusual or extraordinary accounting items, or significant, unplanned changes in the economic or regulatory environment.

Section 10. Termination

If a Participant terminates employment with the Company, either voluntarily or involuntarily, before the Payout Date, such individual will not be entitled to any payout under the Plan for the applicable Plan Year unless termination is due to the Participant’s death, disability, or retirement. If a Participant terminates due to retirement, total and permanent disability, or death, the Compensation Committee has the discretion to pay a prorated award based upon the percentage of the year worked.

Section 11. Employment Rights.

To the extent any provision of the Plan conflicts with any provision of a written employment or other agreement between a Participant and the Company, the provisions of the employment agreement shall control.

Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder, nor any action of the Company, the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a payout or any other benefit under the Plan.

The employment relationship of each participant is “at will” and may be terminated at any time and for any reason by the Company or the Participant with or without cause. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Affiliate.

Attachment A. Payout Matrix

Payout Plan Name

	ROIC	Sales		Mfg GM	PD GM	Eng GM	Tot GM
ROIC	100%
RST	50%	40%					10%
RSP	50%	10%			40%
RSM	50%	10%		40%
RSE	50%	10%				10%
RT	80%						20%

	ROIC	Sales		Mfg GM	PD GM	Eng GM	Tot GM
FY05 Hurdle (100% Payout)	5%	$740	M	8.8%	23.7%	14.4%	10.0%

Payout Plan applies to Executive Management and Senior Management categories

ROIC plan	- CEO, COO, CFO and EVP Sales
RST plan	- Industry Executives/Senior Management
RSP plan	- Product Development Executives/Senior Management
RSM plan	- Manufacturing Operations Executives/Senior Management
RSE plan	- Automation and Test Engineering Executives/Senior Management
RT plan	- Support Executives/Senior Management